Exhibit 99.1

Amazon.com Announces Resolution of SEC Accounting Inquiries

SEATTLE—(BUSINESS WIRE)—June 10, 2002—The staff of the Securities and Exchange Commission has notified Amazon.com (NASDAQ: AMZN) that it has concluded its informal inquiry regarding Amazon.com’s accounting treatment and disclosures for some of its strategic alliances, and that no enforcement proceeding will be recommended in connection with that inquiry. The informal inquiry, first disclosed by Amazon.com in October 2000, related to the revenue recognition, equity investments, and other accounting and disclosure matters pertaining to Amazon.com’s commercial and stock purchase agreements with its partners in the Amazon Commerce Network.

Separately, Amazon.com has reached a settlement with the SEC regarding an accounting investigation involving Ashford.com’s allegedly improper accounting for the resolution of a business dispute between Ashford.com and Amazon.com in March 2000. (Ashford.com was acquired by Global Sports Inc in 2001 (NASDAQ: GSIC).) The settlement is described in SEC Litigation Release #17550, dated June 10, 2002. The administrative cease-and-desist order settling the matter relates solely to the accounting, disclosures, and financial statements of Ashford.com and not to any of Amazon.com’s accounting, disclosures, or financial statements. The settlement does not impose any civil penalty or other monetary sanction against Amazon.com or any of its employees, and it does not affect Amazon.com’s results of operations or financial condition.

About Amazon.com:

Amazon.com, a Fortune 500 company based in Seattle, Wash., opened its virtual doors on the World Wide Web in July 1995 and today offers Earth’s Biggest Selection. Amazon.com seeks to be the world’s most customer-centric company, where customers can find and discover anything they might want to buy online. Amazon.com and sellers list millions of unique new and used items in categories such as electronics, computers, kitchen products and housewares, books, music, DVDs, videos, camera and photo items, toys, baby and baby registry, software, computer and video games, cell phones and service, tools and hardware, travel services, magazine subscriptions and outdoor living items. Through Amazon Marketplace, zShops and Auctions, any business or individual can sell virtually anything to Amazon.com’s millions of customers, and with Amazon.com Payments, sellers can accept credit card transactions, avoiding the hassles of offline payments.

Amazon.com operates four international Web sites: www.amazon.co.uk, www.amazon.de, www.amazon.fr and www.amazon.co.jp. It also operates the Internet Movie Database (www.imdb.com), the Web’s comprehensive and authoritative source of information on more than 300,000 movies and entertainment titles and 1 million cast and crew members dating from the birth of film.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management’s expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to potential future losses, significant amount of indebtedness, competition, strategic alliances and business combinations, seasonality, potential fluctuations in operating results and rate of growth, foreign currency exchange rates, management of potential growth, system interruption, international expansion, consumer trends, fulfillment center optimization, inventory, limited operating history, government regulation and taxation, fraud and Amazon.com Payments, and new business areas. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2001 and all subsequent filings.

Contact Info:     Patty Smith, Amazon.com
206-266-7180

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